Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
REPORTS RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2014

- Net revenues of US$ 153.1 million -
- OIBDA of US$ (2.3) million -

HAMILTON, BERMUDA, May 7, 2014 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the first quarter ended March 31, 2014.

Net revenues for the three months ended March 31, 2014 were US$ 153.1 million compared to US$ 132.7 million for the same period in 2013. OIBDA1 for the three months ended March 31, 2014 was US$ (2.3) million compared to US$ (20.8) million in 2013. Operating loss for the three months ended March 31, 2014 was US$ (14.4) million compared to US$ (35.1) million in 2013. Net loss for the three months ended March 31, 2014 was US$ (48.6) million compared to US$ (109.0) million in 2013. Fully diluted loss per share attributable to CME for the three months ended March 31, 2014 was US$ (0.33) compared to US$ (1.23) in 2013.

Michael Del Nin, co-Chief Executive Officer, commented: "The first quarter of 2014 demonstrates tangible results from our operating priorities, including increases in television advertising revenue and carriage fees. Having completed the rights offering and private placement and used the proceeds to discharge the 2016 Fixed Rate Notes, we can now focus our energy on operations to significantly improve financial performance throughout this year."

Christoph Mainusch, co-Chief Executive Officer, added: "Despite increased programming investment by some of our competitors and the broadcast of the winter Olympics on other channels, our focus on efficient and targeted investments in programming led to all-day audience shares increasing in our four largest markets. Our brands and leading audience shares are our most valuable assets, and we are committed to maintaining our leadership positions in each country. And the results of our product performance in the first quarter of 2014 demonstrate our commitment to maintaining this audience share leadership."

- continued -

1 OIBDA, which includes amortization and impairment of program rights, is determined as operating income / (loss) before depreciation, amortization of intangible assets and impairments of assets as defined in "Segment Data and Non-GAAP Financial Measures" below.

Consolidated Results for the Three Months Ended March 31, 2014

Net revenues for the three months ended March 31, 2014 were US$ 153.1 million compared to US$ 132.7 million for the three months ended March 31, 2013. Operating loss for the three months ended March 31, 2014 was US$ (14.4) million compared to US$ (35.1) million for the three months ended March 31, 2013. Net loss for the three months ended March 31, 2014 was US$ (48.6) million compared to US$ (109.0) million for the three months ended March 31, 2013. Fully diluted loss per share attributable to CME for the three months ended March 31, 2014 was US$ (0.33) compared to US$ (1.23) for the three months ended March 31, 2013.

OIBDA for the three months ended March 31, 2014 was US$ (2.3) million compared to US$ (20.8) million in the same period ended March 31, 2013. OIBDA margin2 for the three months ended March 31, 2014 was (1.5)% compared to (15.7)% for the three months ended March 31, 2013.

Headline consolidated results for the three months ended March 31, 2014 and 2013 were:

	RESULTS
(US$000's)	For the Three Months Ended March 31,
(unaudited)	2014	2013	% Actual	% Lfl[3]
Net revenues	$153,050	$132,715	15.3%	13.4%
OIBDA	(2,320)	(20,840)	88.9%	88.5%
Operating loss	(14,394)	(35,085)	59.0%	80.3%
Net loss	(48,633)	(108,962)	55.4%	55.4%
Fully diluted loss per share	$(0.33)	$(1.23)	Nm4	Nm4

Teleconference and Audio Webcast Details

CME will host a teleconference and audio webcast to discuss its first quarter results on Wednesday, May 7, 2014 at 9 a.m. New York time (2 p.m. London and 3 p.m. Prague time). The audio webcast and teleconference will refer to presentation slides which will be available on CME's website at www.cme.net prior to the call.

To access the teleconference, U.S. and international callers may dial +1-785-424-1826 ten minutes prior to the start time and reference passcode CETVQ114. The conference call will be audio webcasted via www.cme.net. It can be heard on iPads, iPhones and a range of devices supporting Android and Windows operating systems.

A digital audio replay will be available for two weeks following the call at www.cme.net.

CME will post the results for the three months ended March 31, 2014 for its wholly-owned subsidiary CET 21 spol. s r.o. at www.cme.net by Friday, June 13, 2014.

2OIBDA margin is defined as the ratio of OIBDA to Net revenues.
3 % Lfl (like-for-like) represents period-on-period percentage change on a constant currency basis.
4Number is not meaningful.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, the following: our significant liquidity constraints following the closing of the Rights Offering and related financing transactions; the success of our efforts to increase our revenues and recapture advertising market share in the Czech Republic; decreases in television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the effect of the economic downturn and Eurozone instability in our markets and the extent and timing of any recovery; our success in implementing our initiatives to diversify and enhance our revenue streams; the extent to which our debt service obligations restrict our business; our ability to make cost-effective investments in television broadcast operations, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; changes in the political and regulatory environments where we operate and application of relevant laws and regulations; and the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and “Forward-looking Statements” sections in CME's Quarterly Report on Form 10-Q for the period ended March 31, 2014. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which was filed with the Securities and Exchange Commission on May 7, 2014.

We make available free of charge on our website at www.cme.net our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts 35 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady, bTV Lady+1, Ring.bg and Ring.bg+1), Croatia (Nova TV, Doma, Nova World and MiniTV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport, Fanda, Smichov and Telka), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2014	2013
Net revenues	$153,050	$132,715
Operating expenses:
Content costs	88,966	89,213
Other operating costs	28,234	31,277
Depreciation of property, plant and equipment	8,722	10,196
Amortization of broadcast licenses and other intangibles	3,352	4,049
Cost of revenues	129,274	134,735
Selling, general and administrative expenses	32,804	33,065
Restructuring costs	5,366	—
Operating loss	(14,394)	(35,085)
Interest expense, net	(27,775)	(31,778)
Foreign currency exchange loss, net	(460)	(49,882)
Change in fair value of derivatives	(50)	104
Other income / (expense), net	—	(16)
Loss from continuing operations before tax	(42,679)	(116,657)
Credit for income taxes	2,110	7,618
Loss from continuing operations	(40,569)	(109,039)
Discontinued operations, net of tax	(8,064)	77
Net loss	(48,633)	(108,962)
Net loss attributable to noncontrolling interests	717	682
Net loss attributable to CME Ltd.	$(47,916)	$(108,280)

PER SHARE DATA:
Net loss per share attributable to CME Ltd.:
Continuing operations - Basic and diluted	$(0.27)	$(1.23)
Discontinued operations - Basic and diluted	$(0.06)	$—
Net loss per share - Basic and diluted	$(0.33)	$(1.23)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	146,374	88,397

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US$ 000's)
(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$112,386	$104,035
Other current assets	344,344	336,583
Assets held for sale	2,989	11,762
Total current assets	459,719	452,380
Property, plant and equipment, net	194,584	198,346
Goodwill and other intangible assets, net	1,005,459	1,008,128
Other non-current assets	295,019	303,019
Total assets	$1,954,781	$1,961,873
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$312,607	$293,430
Current portion of long-term debt and other financing arrangements	1,772	2,114
Other current liabilities	35,930	16,630
Liabilities held for sale	2,989	3,918
Total current liabilities	353,298	316,092
Long-term portion of long-term debt and other financing arrangements	964,830	962,943
Other non-current liabilities	34,772	33,947
Total liabilities	$1,352,900	$1,312,982

Series B Convertible Redeemable Preferred Stock	$211,734	$207,890

EQUITY
Common Stock	$10,810	$10,787
Additional paid-in capital	1,700,450	1,704,066
Accumulated deficit	(1,310,832)	(1,262,916)
Accumulated other comprehensive income	(10,454)	(11,829)
Total CME Ltd. shareholders' equity	389,974	440,108
Noncontrolling interests	173	893
Total equity	390,147	441,001
Total liabilities and equity	$1,954,781	$1,961,873

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000's)
(unaudited)

	For the Three Months Ended March 31,
	2014	2013
Net cash generated from / (used in) continuing operating activities	$18,257	$(2,276)
Net cash used in continuing investing activities	(8,913)	(10,063)
Net cash used in continuing financing activities	(1,393)	(938)
Net cash generated from discontinued operations	62	689
Impact of exchange rate fluctuations on cash and cash equivalents	338	(5,309)
Net increase / (decrease) in cash and cash equivalents	$8,351	$(17,897)

Net cash generated from / (used in) continuing operating activities	$18,257	$(2,276)
Capital expenditure, net of proceeds from disposals	(8,913)	(10,063)
Free cash flow	$9,344	$(12,339)

Supplemental disclosure of cash flow information:
Accretion on Series B Convertible Redeemable Preferred Stock	$(3,844)	$—

Segment Data and Non-GAAP Financial Measures

We manage our business on a geographical basis, with six reporting segments: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia.

We evaluate the performance of our segments based on Net revenues and OIBDA. OIBDA, a non-GAAP measure, which includes amortization and impairment of program rights, is determined as operating income / (loss) before depreciation, amortization of intangible assets and impairments of assets. Items that are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their OIBDA, include stock-based compensation and certain other items. Our key performance measure of the efficiency of our segments is OIBDA margin. We define OIBDA margin as the ratio of OIBDA to Net Revenues. We believe OIBDA is useful to investors because it provides a more meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA is also used as a component in determining management bonuses. Intersegment revenues and profits have been eliminated in consolidation. OIBDA may not be comparable to similar measures reported by other companies. Free cash flow is defined as cash flows from operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment and is useful as a measure of our ability to generate cash.

Below are tables showing our Net revenues and OIBDA by segment for the three months ended March 31, 2014 and 2013, together with a reconciliation of OIBDA to our condensed consolidated statements of operations:

(US $000's)	For the Three Months Ended March 31,
(unaudited)	2014	2013
Net revenues
Bulgaria	$19,276	$16,424
Croatia	13,497	12,093
Czech Republic	39,033	32,083
Romania	49,659	42,031
Slovak Republic	18,146	16,923
Slovenia	14,261	14,476
Intersegment revenues	(822)	(1,315)
Total net revenues	$153,050	$132,715

(US $000's)	For the Three Months Ended March 31,
(unaudited)	2014	2013
OIBDA
Bulgaria	$(2,746)	$(2,427)
Croatia	671	(607)
Czech Republic	2,713	(6,878)
Romania	5,413	959
Slovak Republic	(3,162)	(3,568)
Slovenia	515	1,837
Elimination	308	19
Total Operating Segments	$3,712	$(10,665)
Central	(6,032)	(10,175)
Total OIBDA	$(2,320)	$(20,840)

(US $000's)	For the Three Months Ended March 31,
(unaudited)	2014	2013
Reconciliation to condensed consolidated statements of operations:
Total OIBDA	$(2,320)	$(20,840)
Depreciation of property, plant and equipment	(8,722)	(10,196)
Amortization of intangible assets	(3,352)	(4,049)
Operating loss	$(14,394)	$(35,085)
Interest expense, net	(27,775)	(31,778)
Foreign currency exchange loss, net	(460)	(49,882)
Change in fair value of derivatives	(50)	104
Other income / (expense), net	—	(16)
Credit for income taxes	2,110	7,618
(Loss) / income from discontinued operations, net of tax	(8,064)	77
Net loss	$(48,633)	$(108,962)